EXHIBIT 16.1

February 24, 2012

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Re:	CardioGenics Holdings Inc.
File No. 000-28761

Dear Sirs:

On February 20, 2012, we were informed that we were dismissed as the independent registered public accountants for CardioGenics Holdings Inc. We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated February 24, 2012, of CardioGenics Holdings Inc. being filed with the Securities and Exchange Commission and are in agreement with the statements contained in the second and third paragraphs of part (a) related to our firm. We have no basis to agree or disagree with other statements made therein.

/s/ J.H. Cohn LLP

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J.H. Cohn LLP

Roseland, New Jersey